Exhibit (11)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 25, 2016

State Street Institutional Investment Trust

One Lincoln Street

State Street Financial Center

Boston, MA 02111-2900

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We are counsel to State Street Institutional Investment Trust (the “Trust”). In connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of

(a)	State Street Institutional Liquid Reserves Fund, a series of the Trust (a “Buying Fund”), with SSGA Money Market Fund, a series of SSGA Funds (an “Acquired Fund”), and the issuance of Administration Class shares of beneficial interest of the Buying Fund in connection therewith; and

(b)	State Street Institutional Liquid Reserves Fund, a series of the Trust (a “Buying Fund”), with SSGA Prime Money Market Fund, a series of SSGA Funds (an “Acquired Fund”), and the issuance of Trust Class shares of beneficial interest of the Buying Fund in connection therewith; and

(c)	State Street Institutional U.S. Government Money Market Fund, a series of the Trust (a “Buying Fund”), with SSGA U.S. Government Money Market Fund, a series of SSGA Funds (an “Acquired Fund”), and the issuance of Administration Class shares of beneficial interest of the Buying Fund in connection therewith; and

(d)	State Street Institutional Treasury Plus Money Market Fund, a series of the Trust (a “Buying Fund”), with SSGA U.S. Treasury Money Market Fund, a series of SSGA Funds (an “Acquired Fund”), and the issuance of Trust Class shares of beneficial interest of the Buying Fund in connection therewith (collectively with all Buying Fund shares referenced in clause (a)-(c) above, the “Shares”);

all in accordance with the terms of each of the Agreements and Plans of Reorganization by and between the Trust, on behalf of each Buying Fund, and SSGA Funds, on behalf of each Acquired Fund, as applicable, dated as of the date of the Registration Statement, (each an “Agreement”), we have examined the Trust’s Agreement and Declaration of Trust on file in the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration of Trust”) and the Trust’s Bylaws, both as amended to date, and are familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the trustees of each Acquired Fund and the shareholders of each Acquired Fund will have taken all action required of them for the approval of the corresponding Agreement and (2) each of the Agreements will have been duly executed and delivered by each party thereto.

Based upon the foregoing, we are of the opinion that:

1. When issued in accordance with the corresponding Agreement, the Shares will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his or her being or having been such a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

This opinion may be filed with the Registration Statement.

Sincerely,

/s/ Ropes & Gray LLP

Ropes & Gray LLP